Exhibit 10.2

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), dated as of November 17, 2015, to that certain Employment Agreement, dated as of May 22, 2010 (the “Employment Agreement”),  by and between National Bank Holdings Corp., a Delaware corporation (the “Company”), and G. Timothy Laney (the “Executive”), is entered into by and between the Company and the Executive.  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and the Executive wish to amend the Employment Agreement, among other things, to provide for the vesting of certain equity awards held by the Executive upon the occurrence of a Change in Control (as defined below) and to increase the duration of the noncompetition covenant to which the Executive is subject to two years in the event of a Change in Control.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.Employment Period.  The definition of “Initial Employment Period” in Section 2 is hereby amended to end on December 31, 2016.  In addition, Section 2 is hereby amended to provide that upon the Company’s entering into a definitive agreement that if consummated would be a Change in Control (as defined in the Company’s 2014 Omnibus Incentive Plan as in effect on the date of this Amendment), the Employment Period shall automatically be extended to the date that is two years from the date of the consummation of such Change in Control (subject to renewal thereafter as set forth in Section 2), unless earlier terminated pursuant to Section 5 of the Agreement.

2.Annual Incentive Payment.  The definition of “Target Incentive Payment” in Section 4(b) is hereby amended to equal 90% of the Executive’s Annual Base Salary and to provide that the Target Incentive Payment shall be reviewed annually by the Compensation Committee pursuant to its normal performance review policies for senior executives and may be increased but not decreased.

3.Vesting of Certain Equity Awards.  A new Section 4(i) is hereby added to the Employment Agreement as follows:

(i)Vesting of Certain Equity Awards.

(i)In consideration for the covenants set forth in Section 10, if, in connection with a Change in Control (for purposes of this Section 4(i), as defined in the Company’s 2009 Equity Incentive Plan (the “2009 Plan”)), the Executive is provided with a Replacement Award (as defined below) and within two years following such Change in Control, Executive incurs a Termination of Service (as defined in the 2009 Plan) without Cause or due to Executive’s resignation with Good Reason (each as defined in Section 5(b) and 5(c), respectively) (“Qualifying Termination”), the restrictions applicable to the outstanding performance-based restricted stock awards granted to the Executive on June 17, 2010 and October 11, 2011 under the 2009 Plan (collectively, the “Restricted Stock”) shall lapse and such Restricted Stock shall become free of all restrictions as if the applicable performance goals had been achieved and become fully vested and transferable, notwithstanding anything contained in the 2009 Plan or the respective award agreements evidencing the grant of such Restricted Stock (the “Award Agreements”).  If Executive is not provided with a Replacement Award in connection with a Change in Control, the Restricted Stock will vest in accordance with Section 4(g)(ii) below.

(ii)Notwithstanding anything in the 2009 Plan or otherwise set forth in this Agreement to the contrary, upon the occurrence of a Change in Control, all restrictions on the Restricted Stock shall immediately lapse and the Restricted Stock shall be fully vested, except to the extent that another award meeting the requirements of this Section 4(g)(ii) is provided to Executive to replace the Restricted Stock award (an award meeting the requirements of this Section 4(g)(ii), a “Replacement Award”).  An award shall meet the requirements of this Section 4(g)(ii) (and hence, qualify as a Replacement Award) if: (i) it is a restricted publicly traded equity security of the Company or the surviving corporation or the ultimate parent of the applicable entity following the Change in Control, (ii) it has a fair market value at least equal to the value of the Restricted Stock as of the date of the Change in Control, (iii) it contains terms relating to vesting (including with respect to Termination of Service) that are substantially identical to the terms set forth in the respective Award Agreements,  modified to the extent necessary to include provision for a Qualifying Termination, and (iv) its other terms and conditions are not less favorable to Executive than the terms and conditions set forth in the respective Award Agreements or in the 2009 Plan (including provisions that apply in the event of a subsequent Change in Control) as of the date in the Change in Control.  Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of Restricted Stock awards if the requirements of the preceding sentence are satisfied.  If a Replacement Award is granted, the Restricted Stock shall not vest upon a Change in Control.  The determination of whether the conditions of this Section 4(g)(ii) are satisfied shall be made by the Company’s Compensation Committee, as constituted immediately prior to the Change in Control, in its sole discretion.

4.Definition of Good Reason.

(a)The following proviso is hereby added at the end of Section 5(c)(ii):

;  provided that following a Change in Control (as defined below), this clause (ii) shall relate to the Executive’s position(s), duties and responsibilities as in effect immediately prior to the Change in Control;

(b)Section 5(c)(iv) is hereby renumbered to Section 5(c)(v), and a new Section 5(c)(iv) is added as follows:

(iv)during the two-year period following a Change in Control, any requirement by the Company that the Executive’s services be rendered primarily at a location that is more than 50 miles from the Executive’s primary employment location immediately prior to the Change in Control;

5.Obligations of the Company upon Termination.

(a)Section 6(a) is hereby amended to provide that the release of claims against the Company and its Affiliated Entities shall be substantially in the form set forth in Exhibit A hereto, not the form used by the Company.

(b)Section 6(a)(i)(D) is hereby replaced in its entirety with the following:

(D)  either (1) if such termination occurs prior to a Change in Control or more than two years following a Change in Control, three times the greater of (x) the Target Incentive Payment for the year in which the Date of Termination occurs and (y) the Incentive Payment paid or payable to the Executive in respect of the fiscal year immediately prior to the year in which the Date of Termination occurs, or (2) if such termination occurs on or within two years following a Change in Control, three times the greater of (x) the Target Incentive Payment for the year in which the Date of Termination occurs (or, if greater, the fiscal year of the Company ending immediately prior to the year in which the Change in Control occurs) and (y) the Incentive Payment paid or payable to the Executive in respect of the fiscal year immediately prior to the year in which the Change in Control occurs;

(c)A new Section 6(a)(ii) is hereby added and Section 6(a)(ii) is renumbered to Section 6(a)(iii) and Section 6(a)(iii) is renumbered to Section 6(a)(iv):

(ii)A prorated Incentive Payment for the year in which the Date of Termination occurs (the “Pro Rata Incentive Payment”) in an amount equal to the product of (A) either (1) if such termination occurs prior to a Change in Control or more than two years following a Change in Control, the amount determined by the Compensation Committee based on the Company’s actual performance for the fiscal year in which the Date of Termination occurs and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the Company’s executive officers, or (2) if such termination occurs on or within two years following a Change in Control, the Target Incentive Payment for the year in which the Date of Termination occurs (or, if greater, the fiscal year of the Company ending immediately prior to the year in which the Change in Control occurs), and (B) a fraction, the numerator of which is the number of days that have elapsed through the Date of Termination in the fiscal year of the Company in which the Date of Termination occurs, and the denominator of which is the number of days in such year, which Pro Rata Incentive Payment shall be paid in a lump sum in cash (x) on the date on which the Company otherwise makes cash incentive payments to executive officers for such fiscal year (other than any portion of such annual Incentive Payment that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) if such termination occurs prior to or more than two years following a Change in Control, and (y) at the same time as the payments under Section 6(a)(i)(C) and (D) are made, if such termination occurs on or within two years following a Change in Control;

6.Section 409A; Forfeiture.

(a)The heading to Section 8 is hereby amended and restated as follow:

“Section 409A; Forfeiture.”

(b)Section 8(b) is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

(c)The reference to “EESA Guidance” in Section 8(c) is hereby amended to refer to the “Dodd-Frank Wall Street Reform and Consumer Protection Act.”

7.Limitations on Payments under Certain Circumstances.

(a)The following two sentences are hereby added at the end of Section 9(d):

All determinations required to be made under this Section 9, including the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm.  For purposes of all present value determinations required to be made under this Section 9, the Company and the Executive elect to use the applicable federal rate that is in effect on the date of the First Amendment to Employment Agreement dated November 17, 2015 pursuant to Treasury Regulations Section 1-280G, Q&A-32.

(b)Section 9(e)(i) is hereby replaced in its entirety with the following:

(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to the date of the Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(c)Section 9(e)(ii) is amended by deleting the parenthetical phrase therein and replacing it with the following:

(as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code, taking into account the last sentence of Section 9(d) above).

8.Nonsolicitation.  The definition of Restricted Period as set forth in Section 10(d) is hereby amended so that it reads as follows through the defined term “Restricted Period”, and the remainder of that paragraph shall remain the same:

The Executive agrees that, while he is employed by the Company and during the (i) three-year period following his termination of employment with the Company, if his employment is terminated pursuant to Section 6(a) on or within two years following a Change in Control, or (ii) one-year period following his termination of employment with the Company, if his employment is terminated for any other reason other than as set forth in the preceding clause (i) (the “Restricted Period”)

9.Noncompetition.  Section 10(e) is hereby amended and restated in its entirety as follows:

(e)Noncompetition.  The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below).  The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, in any geographic market in which,  as of the Date of Termination, the Company has a physical presence material to its business operations (or where the Company is engaged in substantial activities to become a material physical presence) including, without limitation, the State of Colorado, the Kansas City (Missouri and Kansas) metropolitan area, the Dallas, Texas metropolitan area and the Austin, Texas metropolitan area, (“Material Presence”), (i) owns, manages, operates, controls, or participates in the ownership, management, operation, or control of, (ii) is connected as an officer, employee, partner, director, consultant, or otherwise with, or (iii) has any financial interest in, any business (whether operated through a corporation or other entity) that is engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted as of the Date of Termination by the Company or any of the Affiliated Entities, in each case if and only to the extent such business constitutes a Material Presence conducted by the Company or any of the Affiliated Entities within such geographic market.  Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.  Notwithstanding the foregoing, the restriction above shall not prohibit the Executive from employment with any subsidiary, division, affiliate, or unit of an entity (a “Related Unit”) if that Related Unit does not engage in business that is in Competition with the Company, irrespective of whether some other Related Unit of that entity competes with the Company (as long as the Executive does not engage in or assist in the activities of any Related Unit that competes with the Company).

Notwithstanding anything contained herein to the contrary, following a Change in Control, references to the Company and the Affiliated Entities shall refer to the Company and its Affiliated Entities as of immediately prior to such Change in Control and the geographic market and the business scope of the restrictions in this Section 10(e) shall be limited to the geographic markets of the Company and the Affiliated Entities and the businesses conducted by the Company and the Affiliated Entities as of immediately prior to such Change in Control, without regard to when the Date of Termination occurs.

10.Notices.  The Company’s address for notices under Section 12(g) is hereby amended to be National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, Colorado 80111, Attention:  Legal Department.

11.Miscellaneous.

(a)Full Force and Effect.  Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.

(b)Governing Law.  This Amendment shall be construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law provisions of any state.

(c)Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed and delivered on the date first above written.

NATIONAL BANK HOLDINGS CORPORATION

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó
Title: Chief Administrative Officer, General
Counsel and Secretary

EXECUTIVE
/s/ G. Timothy Laney
G. Timothy Laney

[Signature Page to Laney Employment Agreement Amendment]

Exhibit A

Release Agreement

This Release Agreement (this “Agreement”) is made and entered into by and among National Bank Holdings Corporation, a Delaware corporation (the “Company”), and its subsidiary bank, NBH Bank, N.A., a national bank organized under the laws of the United States of America, and all other divisions, and related, successor, and sister entities (together with the Company, “NBH”) and G. Timothy Laney (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated as of May 22, 2010, as amended November 17, 2015 (the “Employment Agreement”);

WHEREAS, the Executive’s employment shall end effective [__];

WHEREAS, NBH and the Executive wish to resolve any and all disputes that exist between them or could exist between them; and

WHEREAS, the parties acknowledge that this Agreement is the result of good faith negotiations and compromise and nothing in this Agreement is intended to or will constitute an admission by NBH or any of its agents or employees of any liability to the Executive.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 6(a) of the Employment Agreement to the Executive and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, NBH and the Executive hereby agree as follows:

1.Full and General Release of Liability.  The Executive hereby forever WAIVES, RELEASES, AND DISCHARGES National Bank Holdings Corporation, NBH Bank, N.A., all of their respective subsidiaries and divisions, including Bank Midwest, Bank of Choice, Community Banks of Colorado, and any related, and affiliated entities, and all of their current and past employees, directors, officers, fiduciaries, owners, agents, successors, assigns, insurers, attorneys, and contractors, without limitation, exception, or reservation (the “Affiliates”), from any and all liability, actions, claims, demands, or lawsuits that the Executive may have had, presently has, or in the future may have, in connection with or arising out of the Executive’s employment with, or separation from, NBH.  This release applies to any and all claims against NBH and/or the Affiliates, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Age Discrimination in Employment Act (as amended) (“ADEA”), the Family Medical Leave Act (as amended), the Genetic Information Non-Discrimination Act, the Employment Retirement Income Security Act (as amended), the Consolidated Omnibus Budget Reconciliation Act, the Kansas Acts Against Discrimination, the Kansas Age Discrimination in Employment Act, the Missouri Human Rights Act, the Colorado Anti-Discrimination Act, the Kansas Wage Payment Act, the Missouri wage payment statutes, the Colorado Wage Payment and Collection Act, and any other state statute or any state common law, including, but not limited to, any cause of action for wrongful termination, breach of contract, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception.  It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to the Executive that may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to the Executive’s employment, or separation from employment with NBH, or to any professional relationship between the Executive and/or the employees, agents, representatives, and affiliates of NBH during the Executive’s employment with NBH, as well as those alleged losses, wrongs, injuries, debts, claims, or damages now known or disclosed that have arisen, or may arise as a result of any act or omission.  Notwithstanding anything to the contrary, the released claims do not include, and this Agreement does not release any:  (a) rights to compensation and benefits provided under Section 6(a) of the Employment Agreement or under any other benefit plan, agreement, arrangement, or policy of NBH that is applicable to the Executive that, in each case, by its terms, contains obligations that are to be performed after the date hereof by NBH; (b) rights to indemnification the Executive may have under applicable law, the bylaws or certificate of incorporation of the Company, or any other agreement or any rights with respect to coverage under any director and officer liability policy, as a result of having served as an officer or director of NBH or any Affiliates; (c) claims that the Executive may not by law release through a settlement agreement such as this;  or (d) claims the Executive may have as the holder or beneficial owner of securities (or other rights relating to securities) of the Company.

2.Executive Acknowledgements.  The Executive acknowledges that as of the date the Executive executed this Agreement, the Executive (a) has not suffered a work-related injury that has not properly been disclosed to NBH; and (b) has disclosed to NBH any action/inaction the Executive took/failed to take during the Executive’s employment with NBH that could give rise to a claim against NBH or the Affiliates, and/or any other third party.

3.Non-Interference.  Nothing in this Agreement shall interfere with the Executive’s right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal or state regulatory or law enforcement agency.  The consideration provided to Executive pursuant to Section 6(a) of the Employment Agreement, however, shall be the sole relief provided to the Executive for the claims that are released by the Executive pursuant to this Agreement and the Executive shall not be entitled to recover and agrees to waive any monetary benefits or recovery against NBH in connection with any such claim, charge, or proceeding, without regard to who has brought such charge or complaint.

4.Return of NBH Property.  The Executive acknowledges that, as of the last day of employment, the Executive has returned and surrendered to NBH all NBH property and equipment (unless otherwise specified herein) pursuant to Section 10(a) of the Employment Agreement.  The Executive acknowledges and agrees that all such materials are, and will always remain, the exclusive property of NBH.

5.Consideration and Revocation Periods; Counsel.  The Executive acknowledges that the Executive has read this Agreement, has been given 21 calendar days to consider this Agreement, although the Executive may return it sooner if desired, and is hereby advised to consult with legal counsel regarding this Agreement.  If the Executive signs this Agreement prior to the expiration of the 21-day period, the Executive hereby states that the Executive has voluntarily and knowingly decided to shorten the time period and that NBH has not induced the Executive to do so.  The Executive further acknowledges that the Executive has seven calendar days to revoke this Agreement after executing the same.  Notice of revocation should be sent, in writing, to the Legal Department, National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, Colorado 80111.  NBH hereby advises the Executive to consult with an attorney before signing this Agreement.  This Agreement shall become effective on the eighth calendar day after its execution absent any revocation.  The parties also agree that the release provided by the Executive in this Agreement does not include a release for claims under the ADEA arising after the date the Executive signs this Agreement.

6.No Admission.  The execution of this Agreement does not and shall not constitute an admission by NBH of liability to the Executive.  NBH specifically denies that it or its current or past insurers, agents, or employees have violated the Executive’s rights under any federal, state, or local constitution, statute, law, or common law in connection with the Executive’s employment, including the Executive’s separation therefrom.  Likewise, the execution of this Agreement does not and shall not constitute an admission by the Executive of liability to NBH.

7.Entire Agreement.  This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto.

8.Severability.  It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

9.Governing Law.  The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Delaware, to the extent state law applies, and under federal law, to the extent federal law applies.

10.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

11.Headings.  The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.

12.Voluntary Signing.  The Executive acknowledges that the Executive has read this Agreement and understands it and has signed it voluntarily.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, NBH has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, as of the dates written below.

EXECUTIVE

G. Timothy Laney

DATE
NATIONAL BANK HOLDINGS CORPORATION
and
NBH BANK, N.A.
By:
Name:
Title:

DATE

[Signature Page to Release Agreement]